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                                                                   Exhibit h(11)


                      TRANSFER AGENCY AND SERVICE AGREEMENT

                             ______________ __, 2001

2 Heritage Drive
North Quincy Drive
North Quincy, Massachusetts 02171

Dear Sirs:

                  In accordance with Article 10 of the Transfer Agency and Service Agreement, dated February 5, 2001 (the "Agreement"), between Credit Suisse Warburg Pincus Trust (the "Trust") and Boston Financial Data Systems, Inc. ( "BFDS"), the Trust hereby notifies BFDS of the Trust's desire to have BFDS render services as transfer agent under the terms of the Agreement with respect to the Blue Chip Portfolio, the High Yield Portfolio, the Small Company Value Portfolio and the Small Company Portfolio, each a series of shares of beneficial interest of the Trust.

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                             Very truly yours,

                                             CREDIT SUISSE WARBURG PINCUS TRUST

                                             By:_______________________________
                                                Name:
                                                Title:

Accepted:

BOSTON FINANCIAL DATA SYSTEMS, INC.


By:__________________________________
   Name:
   Title: